EXHIBIT 10.1

                               NUWAY MEDICAL, INC.
                                LETTER AGREEMENT

December 9, 2004

Parties: Augustine II, LLC.(Augustine") and NuWay Medical, Inc. ("NuWay")

Re:      DEFENSE OF LAWSUITS - TERMS OF AGREEMENT

Dear Gentlemen,

This letter is to confirm our agreement and understanding between Augustine II, LLC and NuWay Medical, Inc. regarding a joint business relationship regarding NuWay's affirmative defense of two lawsuits currently outstanding against NuWay Medical, Inc. This letter outlines the general terms of agreement, and as needed the parties shall cooperate fully in any further documentation reasonably requested by either parties legal counsel to further document or clarify this letter agreement as appropriate, within the basic guidelines called for in this Letter Agreement, including but not limited to any additional related party litigation as may be deemed appropriate by Augustine and NuWay.

CASES:

Lyons v. NuWay Medical, Inc., 01 14272 CA 30, 11th Judicial Circuit, Miami-Dade County, Florida

Flight Options, Inc. v NuWay Medical, Inc., 04 CC 04503, Orange County,
California

BASIC AGREEMENT TERMS:

      1. NuWay will assume, at all times throughout the case, 100% of any and all liability associated with the outcome of the aforementioned two cases, and nothing in this or any other document shall serve to obligate Augustine Group for any judgments or settlements assessed against or paid by NuWay Medical, Inc. in either of the cases.

      2. Augustine control the defense and pay for all legal fees and costs associated with the legal representation of NuWay in the above cases as of the date of this agreement, including but not limited to depositions, experts, appeals, and court costs, save for time associated with the activities reasonably and necessary performed by John Browning at Augustine's direction, as local counsel in the Flight Options Case. Augustine reserves the right to withdraw from funding the defense at its own discretion with respect to either or both of the aforementioned two cases. If Augustine withdraws funding of the defense of either or both cases, Augustine will thereupon give up its rights of potential recovery under sections 3 (b) and
            (c) of this letter agreement as to that case or cases where it withdraws, but Augustine does not give up its rights to receive reimbursement of defense costs and fees as set forth in Section 3(a), below.

      3. In exchange for the Augustine Group's financial support of these cases, NuWay shall agree to allocate any proceeds realized from the cases (whether by judgments or by settlement, as the case may be), as follows:

            a. From proceeds, first money shall be used to re-pay Augustine for all legal and out of pocket expenses of and related to the lawsuits.

            b. As to any additional money available from recovery from the lawsuits after satisfaction under 3(a), up to an amount equal to $500,000 in total recovery, 85% shall be paid to Augustine, 15% shall be paid to NuWay.
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            c.    As to money available from recovery from the lawsuits over
                  $500,000, then the amount shall be split 50% to Augustine and 50% to NuWay.

            d. Decisions in the above cases related to amounts to be paid as contemplated under paragraphs 3(a)-(c) above, shall ultimately be approved and consented to by Augustine, even if withdrawal has occurred.

Confirmation of Agreement:


                              By: /s/ Dennis Calvert
                                  ----------------------------------------------
                                  Dennis Calvert, President, NuWay Medical, Inc.


                             By:  /s/ Thomas F. Duszynski
                                  ----------------------------------------------
                                  Augustine II, LLC